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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
December 7, 2009
 (Date of earliest event reported)

GEOKINETICS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33460 (Commission File Number)	94-1690082 (I.R.S. Employer Identification Number)

1500 CityWest Blvd., Suite 800
Houston, Texas, 77042
(Address of principal executive offices)

(713) 850-7600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

        As previously announced, Geokinetics Inc., a Delaware corporation ("Geokinetics") entered into a definitive purchase agreement with Petroleum Geo-Services ASA ("PGS") under which Geokinetics will acquire the onshore seismic data acquisition and multi-client data library business of PGS ("PGS Onshore") in a cash and stock transaction valued at approximately $210 million, on a cash free, debt free basis, which includes net working capital of $37.5 million. The final purchase price is subject to certain customary post-closing adjustments. The transaction is expected to close in the first quarter of 2010 and is subject to normal closing conditions and regulatory approvals; there is no financing condition.

        Under the purchase agreement, Geokinetics agreed to purchase seven corporations or other entities owned by PGS or its subsidiaries, and to acquire assets and assume liabilities from four other subsidiaries of PGS. The entities and assets acquired represent substantially all of PGS Onshore.

        For the nine months ended September 30, 2009, total revenues of PGS Onshore declined 32% from $208.1 million to $141.6 million primarily as a result of a challenging market environment. During this period, the PGS Group experienced lower activity levels in North America, including Alaska and Canada, and North Africa and significantly lower multi-client library sales, offset by higher activity in Mexico. Multi-client library sales, which are concentrated in the United States, declined 93% primarily as a result of continuing decreased capital expenditures by U.S. clients due to difficult economic conditions and declining natural gas prices in the United States.

        A multi-year 3D seismic contract in Mexico was awarded to PGS Onshore by PEMEX in the third quarter of 2008. The surveys under the contract are expected to be conducted into 2012 and the area to be surveyed is in excess of 2,000 square kilometers. The revenues from this contract contributed to the higher activity in Mexico for the nine months ended September 30, 2009.

        Total revenues of PGS Onshore increased by 13% to $278.8 million in 2008 as compared to 2007, following a 14% decline in total revenues in 2007 to $245.7 million as compared to total revenues of $263.8 million in 2006.

        Revenues for the fiscal year ended December 31, 2008 increased primarily due to increased activity in Latin America and redeployment of transition zone operations in Alaska, offset by reduced activity in North Africa. Multi-client library sales declined 15% in 2008 to $68.6 million from $81.2 million in 2007 as a result of decreased capital expenditures by U.S. clients.

        Revenues for the fiscal year ended December 31, 2007, declined primarily due to lower activity in Africa and adverse weather conditions in the United States. In 2007, multi-client library sales increased 80% to $81.2 million from $45.2 million in 2006 as a result of significant client funding of new multi-client projects.

        In this Current Report on Form 8-K, Geokinetics incorporates by reference certain historical financial information of PGS Onshore, attached as Exhibits 99.2 and 99.3 hereto, and unaudited pro forma combined financial information of Geokinetics, attached as Exhibit 99.1 hereto.

        The unaudited pro forma combined financial statements of Geokinetics as of September 30, 2009, for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and 2008 includes the purchase of PGS Onshore and the related financing transactions, including the common stock issued to PGS, the concurrent offering of notes, the preferred stock restructuring, the execution of the new senior secured credit facility and the common stock offering.

Item 9.01    Financial Statements and Exhibits

(d)
Exhibits:

23.1	Consent of Independent Registered Public Accounting Firm KPMG, LLP.
99.1	Geokinetics—Unaudited Condensed Pro Forma Combined Financial Information as of September 30, 2009, for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and 2008.
99.2	PGS Onshore—Audited Combined Financial Statements as of December 31, 2008 and 2007 and for the three years ended December 31, 2008.
99.3	PGS Onshore—Unaudited Condensed Combined Financial Statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.
December 7, 2009	By:	/s/ SCOTT A. MCCURDY Scott A. McCurdy Vice President and Chief Financial Officer

 Exhibit Index

Exhibit Number	Title of Document
23.1	Consent of Independent Registered Public Accounting Firm KPMG, LLP.
99.1	Geokinetics—Unaudited Condensed Pro Forma Combined Financial Information as of September 30, 2009, for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and 2008.
99.2	PGS Onshore—Audited Combined Financial Statements as of December 31, 2008 and 2007 and for the three years ended December 31, 2008.
99.3	PGS Onshore—Unaudited Condensed Combined Financial Statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008.

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  Item 8.01 Other Events.
  Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit Index